Exhibit 10.68



                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of December 23, 1996 by and between StarSight Telecast, Inc., a California corporation ("Company") and Brian Klosterman ("Employee").

                                   WITNESSETH:

         WHEREAS, Company, Gemstar International Group Limited, a British Virgin Islands corporation ("Gemstar") and a wholly owned subsidiary of Gemstar ("Sub") are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), providing for, among other things, the merger of Sub with and into the Company (the "Merger");

         WHEREAS, following the Merger, Company desires to obtain the benefit of continued service of Employee, on its own behalf and on behalf of all existing and future "Affiliated Companies" (defined as any corporation or other business entity or entities that directly or indirectly controls, is controlled by, or is under common control with the Company), and Employee desires to render services to Company and its Affiliated Companies;

         WHEREAS, this Agreement shall become effective, without any further action of either party, at such time, and only at such time, as a merger agreement regarding the Merger is duly filed with the California Secretary of State as provided by the Merger Agreement (the "Effective Time");

         WHEREAS, if the Merger Agreement is terminated in accordance with its terms, this Agreement shall also terminate and become null and void; and

         WHEREAS, Company and Employee desire to set forth in this Agreement the terms and conditions of Employee's employment with Company following the Effective Time.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

         1.       Period of Employment.


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                  (a) Basic Term. The Company hereby employs  Employee to render services to the Company in the position and with the duties and responsibilities described in Section 2 for the period (the "Period of Employment") commencing, without any further action by either party, at the Effective Time and ending on the earlier of (i) three years following the date of the Effective Time (the "Term Date") and (ii) the date the Period of Employment is terminated in accordance with Section 4.

                  (b) Renewal. Subject to Section 4, the Employee's employment will be automatically renewed for an additional one (1) year period (without any action by either party) on the Term Date and on each anniversary thereof, unless either party gives to the other written notice ninety (90) days in advance of the beginning of any one year renewal period that the Period of Employment is to be terminated. Either party's right to terminate the Period of Employment under this Section 1(b), instead of renewing the Agreement, shall be with or without cause.

         2.       Position, Duties and Responsibilities.

                  (a) Position. Employee hereby accepts employment with the Company as President and shall perform such responsibilities and duties as may be reasonably required by the Board of Directors of the Company (the "Board").

                           Employee and the Company agree that the terms of
Employee's employment under this Agreement constitute a "constructive termination" of Employee under Section 4(b)(ii) of the employment agreement by and between Employee and the Company as of December 21, 1995 (the "Prior Employment Agreement"), and, as such, entitle Employee to severance payments under Section 5(a) of the Prior Employment Agreement, acceleration of Employee's options pursuant to Section 2(e) of the Prior Employment Agreement and a "gross-up" pursuant to Section 5(b) of the Prior Employment Agreement for any excise tax applicable to such severance payments under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). Under Section 5(a) of the Prior Employment Agreement, Employee will receive a lump sum cash payment on the Effective Time equal to his base salary, car allowance and guaranteed bonus for the remainder of the contract period. For example, assuming an Effective Time of March 15, 1997, such lump sum payment would be $678,090.

                  (b) Other Activities. Employee, during the Period of Employment, will not (i) accept any other employment, or (ii) engage in any other business activity (whether or not pursued for pecuniary advantage) that is competitive with, or


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

that places him in a competing position to that of, the Company or any Affiliated Company.

         3.       Compensation, Benefits, Etc.

                  (a) Compensation. In consideration of the services to be rendered hereunder, including, without limitation, services to any Affiliated Company, Employee shall be paid an annual salary of Two Hundred Forty Thousand Dollars ($240,000) (the "Annual Salary"), payable in installments at the times and pursuant to the procedures regularly established, and as they may be amended, by the Company during the term of this Agreement.

                  (b) Bonus. Employee shall also be eligible to receive, in the discretion of the Board, an annual performance bonus (or other special bonuses), in such amounts as determined by the Board, in its sole and absolute discretion, but not less than 50% of current base salary. Upon termination of Employee's employment, Employee shall be entitled to receive a portion of the bonus, on the date it would otherwise be payable, proportional to the period which Employee was employed compared to the period for which the bonus is paid.

                  (c) Stock Options. Upon the Effective Time, the Company shall grant to the Employee a nonqualified stock option (the "Option") under Gemstar's 1994 Stock Incentive Plan to purchase 100,000 shares of Gemstar Ordinary Shares, par value $.01 per share (the "Ordinary Shares"), at a price per share equal to the fair market value of the Ordinary Shares on the day of the Effective Time (the "Exercise Price"). Effective upon a "Change of Control" of the Company (as defined below) the Option shall become fully exercisable. For purposes of this
Section 3(c), a Change of Control of the Company shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (y) any reverse merger in which the Company is the continuing or surviving corporation but in which securities possessing more than 51% of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who hold such securities immediately prior to the merger, or (z) any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all, or substantially all, of the assets of the


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

Company, or (ii) the stockholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company. The Option shall be evidenced by a standard stock option agreement utilized by Gemstar for the grant of other stock options under such plan and shall contain vesting and other terms which are consistent with the grants of stock options made to other similarly situated employees of the Company.

                  (d) Benefits. As Employee becomes eligible therefor, the Company shall provide Employee with the right to participate in and to receive benefits from all present and future life, accident, disability, medical, pension and savings plans and all similar benefits made available generally to employees of the Company. The amount and extent of benefits to which Employee is entitled shall be governed by the specific benefit plan, as it may be amended from time to time.

                  (e) Expenses. The Company shall reimburse Employee for reasonable travel and other business expenses incurred by Employee in the performance of his duties hereunder in accordance with the Company's general policies, as they may be amended from time to time during the term of this Agreement.

                  (f) Automobile Allowance. As additional compensation for Employee's services to the Company, the Company shall pay Employee a monthly automobile allowance of $1,000 during the Period of Employment.

         4.       Termination of Employment.

                  (a) By Death. The Period of Employment shall terminate automatically upon the death of Employee. The Company shall pay to Employee's beneficiaries or estate, as appropriate, the compensation to which he is entitled pursuant to Section 3(a) through the end of the month in which death occurs. Thereafter, the Company's obligations hereunder shall terminate. Nothing in this section shall affect any entitlement of Employee's heirs to the benefits under any life insurance plan.

                  (b) By Disability. If, in the sole opinion of the Board, Employee shall be prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of more than 150 days in the aggregate or 120 consecutive days in any twelve-month period, then, to the extent permitted by law, the Period of Employment shall terminate on and the compensation to which Employee is entitled pursuant to Section 3(a) shall be paid up through the last day of the month in which the Board determines Employee to be disabled hereunder, and thereafter the Company's obligations hereunder shall


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

terminate. Nothing in this section shall affect Employee's rights under any disability plan in which he is a participant.

                  (c) By Company For Cause. The Company may terminate, without liability, the Period of Employment for Cause (as defined below) at any time upon notice to Employee. Termination shall be for "Cause" if: (i) Employee has engaged in illegal or other wrongful conduct substantially detrimental to the business or reputation of the Company or any Affiliated Company, or is charged with or convicted of a felony; (ii) Employee refuses or fails to act in accordance with any reasonable direction or order of the Board; provided, that the Board has given Employee written notice of such refusal or failure and Employee fails to comply with such direction or order within 30 days after the date of such notice; or (iii) Employee has engaged in any fraud, embezzlement, misappropriation or similar conduct against the Company.

                  (d) By Company Without Cause. The Company may terminate the Period of Employment without Cause at any time upon 30 days' advance written notice to Employee. Upon such termination, and subject to Employee's compliance with the provisions of Sections 5 and 6 hereof, the Company shall pay Employee a lump sum payment upon such termination of an amount equal to the lesser of (i) Employee's Annual Salary, and (ii) the remaining amounts payable by the Company pursuant to Section 3(a) through the Term Date, and thereafter all obligations of the Company hereunder shall terminate.

                  (e)      Termination Obligations.

                           (i)      Employee hereby acknowledges and agrees that
all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints and other documents, or materials, or copies thereof, Proprietary Information (as defined below), furnished to or prepared by Employee in the course of or incident to his employment, including, without limitation, records and any other materials pertaining to Invention Ideas (as defined below), belong to the Company.

                           (ii) Upon  termination  of the Period of  Employment,
Employee shall be deemed to have resigned from all offices then held with the Company or any Affiliated Company provided that, if at the time of the termination of the Period of Employment, Employee is a member of the Board, Employee shall not be deemed to have resigned as a member of the Board as a result of such termination.



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



                           (iii) The  representations  and warranties  contained
herein and Employee's obligations under Sections 5, 6 and 7 shall survive termination of the Period of Employment and the expiration of this Agreement.

         5. Excise Taxes. Neither Employee nor the Company expect any benefits payable to Employee under this Agreement, the Prior Employment Agreement or otherwise payable as a result of the Merger to be subject to the excise tax under Section 4999 of the Code (the "Excise Tax"). Nevertheless, if the Company, as of the date of this Agreement, pays to Employee $350,000 ("Total Accelerated Payment"), and if the Internal Revenue Service determines that any payment made to the Employee pursuant to the Prior Employment Agreement shall be subject to the Excise Tax, the Company shall pay to the Employee the amount of the Excise Tax payable and additional state or federal income taxes due as a result of the payment to Employee of such Excise Tax. Employee shall use reasonable efforts in seeking any available refund or reduction in tax liability with respect to the Excise Tax and additional state or federal income taxes due with respect to it. In the event that Employee receives a refund from any taxing authority or realizes a reduction to the Employee's tax liability with respect to the Excise Tax and additional state or federal income taxes due with respect to it, as the case may be, the Employee shall promptly reimburse the Company in the amount of the refund or reduction in tax liability, as applicable, net of any taxes imposed thereon.

         6.       Proprietary Information.

                  (a) Defined. "Proprietary Information" is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company or any Affiliated Company, or to its clients, consultants or business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in Employee's possession or part of his general knowledge prior to his employment by the Company; or (iii) the information is disclosed to Employee without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company.

                  (b) General Restrictions on Use. Employee agrees to hold all Proprietary Information in strict confidence and trust for the sole benefit of the Company and not to, directly or indirectly, disclose, use, copy, publish, summarize or remove from the Company's premises any Proprietary Information (or


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

remove from the premises any other property of the Company), except (i) during the Period of Employment to the extent necessary to carry out Employee's responsibilities under this Agreement, and (ii) after termination of the Period of Employment as specifically authorized in writing by the Board.

                  (c) Interference with Business; Competitive Activities. Employee acknowledges that pursuit of the activities prohibited by this Section 5(c) would necessarily involve the use or disclosure of Proprietary Information in breach of Section 5(b), but that proof of such breach would be extremely difficult. To prevent such disclosure, use and breach and in consideration of employment under this Agreement, Employee agrees for a period of one year after termination of the Period of Employment, he shall not for himself or any third party, directly or indirectly, (i) divert or attempt to divert from the Company (or any Affiliated Company) any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers, (ii) employ, solicit for employment, or recommend for employment any person employed by the Company, or any Affiliated Company, during the period of such person's employment and for a period of one year thereafter, or (iii) engage in any business activity that is competitive with the Company, unless Employee can prove that action taken in contravention of this Section 5(c)(iii) was done without the use of any Proprietary Information; provided, that in no event shall Employee engage in such competitive activities during the period which Employee continues to receive payments pursuant to
Section 4 above. For purposes of this Section 5(c), "competitive activities" shall be business activities that are directly competitive with an existing or presently planned business of the Company on the date of termination, which activity constitutes or is anticipated to constitute more than 15% of revenues of the Company.

                  (d) Remedies. Nothing in this Section 6 is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act (California Civil Code ss. 3426), or otherwise available under law.

         7.       Employee Inventions and Ideas.

                  (a) Defined; Statutory Notice. The term "Invention Ideas" means any and all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, and all improvements, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by the Employee alone or with others except to the


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extent that California Labor Code Section 2870 lawfully prohibits the assignment of rights in such ideas, processes, inventions, etc. Section 2870(a) provides:

                  Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                           (i) Relate at the time of  conception or reduction to
practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

                           (ii) Result from any work  performed  by the employee
for the employer.

                  Employee hereby acknowledges that he understands the foregoing limitations created by Section 2870.

                  (b) Disclosure. Employee agrees to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to the Company all Invention Ideas and relevant records, which records will remain the sole property of the Company. Employee further agrees that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design, formula, discovery, patent, or copyright that Employee does not believe to be an Invention Idea, but is conceived, developed, or reduced to practice by Employee (alone or with others) during his Period of Employment or during the one year period following termination of employment, shall be promptly disclosed to the Company (such disclosure to be received in confidence). The Company shall examine such information to determine if in fact the idea, process, or invention, etc., is an Invention Idea subject to this Agreement.

                  (c) Assignment. Employee agrees to assign to the Company, without further consideration, his entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Company, whether or not patentable. In the event any Invention Idea shall be deemed by the Company to be patentable or otherwise registerable, Employee shall assist the Company (at its expense) in obtaining letters patent, copyright, trademark, or other


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applicable  intellectual  property  registrations  thereon and shall execute all documents and do all other things (including testifying at the Company's expense) necessary or proper to obtain letters patent, copyright, trademark, or other applicable intellectual property registrations thereon and to vest the Company, or any Affiliated Company specified by the Board, with full title thereto. Should the Company be unable to secure Employee's signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to the Employee's mental or physical incapacity or any other cause, Employee hereby irrevocably designates and appoints Company and each of its duly authorized officers and agents as the Employee's agent and attorney in fact, to act for and in the Employee's behalf and stead and to execute and file any such
document,   and  to  do  all  other  lawfully  permitted  acts  to  further  the prosecution, issuance, and enforcement of patents, copyrights, or the rights or protections with the same force and effect as if executed and delivered by Employee. Employee hereby agrees to maintain, update, improve and modify the Invention Ideas, for so long as he is living, regardless of whether the Period of Employment has terminated.

                  (d) Exclusions. Employee acknowledges that there are no ideas, processes, trademarks, service marks, technology, computer programs, original works of authorship, designs, formulas, inventions, discoveries, patents, copyrights, or improvements to the foregoing that he desires to exclude from the operation of this Agreement, except for the inventions and ideas of Employee and his associates outside of the Company (i) which were or are developed entirely by Employee and each such associate entirely outside of his or her activities for the Company, (ii) which do not relate at the time of conception or reduction to practice to the Company's business, or actually or demonstrably anticipated research development, and (iii) which do not result from any work performed by Employee for the Company. To the best of the Employee's knowledge, there is no existing contract in conflict with this Agreement or any other contract to assign ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, or copyrights that is now in existence between Employee and any other person or entity.

                  (e) Post-Termination Period. Because of the difficulty of establishing when any idea, process, invention, etc., is first conceived or developed by Employee, or whether it results from access to Proprietary Information or the Company's equipment, facilities, and data, Employee agrees that any idea, process, trademark, service mark, technology, computer program,


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original work of authorship,  design,  formula,  invention,  discovery,  patent, copyright, or any improvement, rights, or claims related to the foregoing shall be presumed to be an Invention Idea if it is conceived, developed, used, sold, exploited, or reduced to practice by Employee or with the aid of Employee within one (1) year after termination of the Period of Employment. Employee can rebut the above presumption if he proves that the invention, idea, process, etc., (i) was first conceived and/or developed prior to the date of this Agreement, (ii) was first conceived or developed after termination of the Period of Employment,
(iii) was conceived or developed entirely on Employee's own time without using the Company's equipment, supplies, facilities, or Proprietary Information, and
(iv) did not result from any work performed by Employee for the Company. Nothing in this Agreement is intended to expand the scope of protection provided Employee by Sections 2870 through 2872 of the California Labor Code.

         In connection with the transactions contemplated by the Merger, the Company and Executive acknowledge and agree to execute concurrently herewith a letter agreement in the form attached hereto as Exhibit 1 relating to Executive's Employment Agreement with the Company dated as of December 21, 1995.

         8.       Assignment: Successors and Assigns.

         Employee agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Employee's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

         In the event of a consolidation or merger of the Company with or into another corporation, or the sale of all, or substantially all, of the Company's assets to another corporation, such corporation as may survive said transaction shall assume this Agreement and become obligated to perform all


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the terms and conditions  hereof,  and Employee's  obligations  hereunder  shall continue in favor of such surviving corporation.

         9. Notices. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company at:

                           StarSight Telecast, Inc.
                           39650 Liberty Street
                           Fremont, California 94538
                           Attention: _______________

                  with a copy to:

                           Gemstar International Group Limited
                           135 North Los Robles Avenue, Suite 800
                           Pasadena, California 91101
                           Attention:  Larry Goldberg

or to Employee at:

                           _______________________________________

                           _______________________________________

                           _______________________________________

                           _______________________________________


Notice of change of address shall be effective only if made in accordance with this section.

         10. Entire Agreement. Except as expressly provided herein with respect to certain rights of Employee under the Prior Employment Agreement, the terms of this Agreement are intended by the parties to be the final and exclusive expression of their agreement with respect to the employment of Employee by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement any and all of which are superceded as of the Effective Time. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement.

         11. Amendments; Waivers. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by Employee and by a duly authorized representative of the Company other than Employee. By an instrument in writing similarly executed, either party may waive


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compliance  by the other party with any  provision of this  Agreement  that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity.

         12. Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

         13. Governing Law. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the law of the State of California.

         14. Injunctive Relief. The parties agree that in the event of any breach or threatened breach of any of the covenants in Section 6, the damage or imminent damage to the value and the goodwill of the Company's business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that the Company shall be entitled to injunctive relief against Employee in the event of any breach or threatened breach of any such provisions by Employee, in addition to any other relief (including damages) available to the Company under this Agreement or under law.

         The parties have duly executed this Agreement as of the date first written above.

                                     /s/ Brian Klosterman
                                    ____________________________________________
                                    Brian Klosterman
                                    EMPLOYEE


                                    STARSIGHT TELECAST, INC.


                                    By:   /s/ Larry W. Wangberg
                                         _______________________________________

                                    Its: Chief Executive Officer
                                         _______________________________________


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